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                                             Exhibit 12

                           Royal Gold, Inc.
Statement Regarding Computations of Ratio of Earnings to Fixed Charges
                              (Unaudited)

          Three Months
             Ended  Year EndedYear EndedYear EndedYear EndedYear Ended
          September 30,  June 30,  June 30,  June 30,  June 30,  June 30,
             1996      1996      1995      1994      1993      1992
          _____________________________________________________________________
EARNINGS
Net income (loss) $  1,565,671$   589,195$(2,025,221)$(1,451,538)$(617,946)$(638,011)

Add:
Interest Expense             0          0      4,075     5,431    1,190    2,239

          _____________________________________________________________________

Earnings Before
 Fixed Charges    ,565,671$   589,195$(2,021,146)$(1,446,107)$(616,756)$(635,772)
          =====================================================================

FIXED CHARGES
Interest Expense  $          0$         0$     4,075$     5,431$   1,190)$   2,239
          _____________________________________________________________________

Fixed Charges     $          0$         0$     4,075$     5,431$   1,190$   2,239

          =====================================================================

          NM        NM            -          -        -        -

          =====================================================================

Extent to which
earning were
inadequate to cover
fixed charges     $          -$         -$ 2,029,296$ 1,456,969$ 619,136$ 640,250
          =====================================================================

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